Exhibit 5.1

December 30, 2015

SmartFinancial, Inc.

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

Ladies and Gentlemen:

We have acted as special counsel to SmartFinancial, Inc., a Tennessee corporation (the “Corporation”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (the “Registration Statement”) that is being filed on or about the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 492,920 shares (the “Shares”) of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan (the “Plans”). This opinion is provided pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares were validly authorized, and when issued and delivered upon payment therefor in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Tennessee and the federal laws of the United States of America. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to being named in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Miller & Martin PLLC